UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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COLE CORPORATE INCOME TRUST, INC.

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Dear Advisor,

Our records show you currently have one or more clients invested in Cole Corporate Income Trust, Inc. (“CCIT”). We are writing to update you on the status of the proposed merger between CCIT and Select Income REIT (“SIR”) announced on September 2, 2014 (the “Merger”), and the actions that the CCIT Board of Directors requests CCIT stockholders take in connection with the Merger.

If your clients were stockholders of CCIT as of December 12, 2014, they will receive a proxy information packet in the mail in the coming days, which will provide them with additional details about the Merger and request that they vote in favor of the Merger and the other matters to be presented at a special meeting of stockholders of CCIT to be held on January 27, 2015.

In addition to the proxy packet, each CCIT stockholder will soon receive an Election Form and Letter of Transmittal permitting them to elect to receive either cash or share consideration in the Merger for each share of CCIT common stock they own, subject to proration and certain other adjustments. Please note that the Election Form and Letter of Transmittal will be mailed separately from the proxy information packet.

For more information on the materials that each CCIT stockholder will receive, please click below:

» Proxy packet including Joint Proxy Statement/Prospectus, Please Vote Flyer and proxy card.

Please encourage your clients to vote. It is important to note that shareholders should fill out the Election Form and Letter of Transmittal regardless of whether or how they plan to vote on the Merger.

As a reminder, the following documents were filled on September 2, 2014 announcing the Merger:

» Press Release

» Filing

If you have any questions regarding the Merger, please call the Cole Capital Sales Desk at 866.341.2653.

Sincerely,

Michael T. Ezzell

Executive Vice President

Private Capital Markets

2325 EAST CAMELBACK ROAD, SUITE 1100 :: PHOENIX, ARIZONA 85016 :: WWW.COLECAPITAL.COM

SECURITIES DISTRIBUTED BY AFFILIATE BROKER-DEALER: COLE CAPITAL CORPORATION, MEMBER FINRA/SIPC